UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2016

Lightstone Value Plus Real Estate Investment Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-195292	46-1140492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Courtyard by Marriott Located in Warwick, Rhode Island

On March 23, 2016, Lightstone Value Plus Real Estate Investment Trust III, Inc. (the “Company”), through LVP CY Warwick LLC (“LVP CY Warwick”), a subsidiary of Lightstone Value Plus REIT III LP, the Company’s operating partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement (the “Assignment”) with Lightstone Acquisitions LLC (the “Assignor”), an affiliate of the Company’s sponsor, the Lightstone Group.  Under the terms of the Assignment, LVP CY Warwick was assigned the rights and assumed the obligations of the Assignor with respect to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated February 11, 2016, as amended, made between the Assignor, as the purchaser, and Warwick Lodgings LLC (the “Seller”) as the seller, whereby the Assignor contracted to purchase a 92-room select service hotel located in Warwick, Rhode Island, which operates as a Courtyard by Marriott (the “Courtyard - Warwick”) pursuant to an existing franchise agreement with Marriott International, Inc. (“Marriott”).

See Item 2.01 “Completion of Acquisition or Disposition of Assets” for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 23, 2016, the Company, through LVP CY Warwick, completed the acquisition of the Courtyard - Warwick from the Seller, an unrelated third party, for approximately $12.4 million, which equates to approximately $135,000 per room, excluding closing and other acquisition related costs. The acquisition was funded with proceeds from the Company’s ongoing initial public offering (the “Offering”). In connection with the acquisition, the Company’s advisor received an acquisition fee equal to 1.0% of the purchase price of $12.4 million, or $124,000.

The Courtyard - Warwick was built in 2003 by the Seller. Substantial public area and guest room renovations were completed in 2011 and 2014, respectively. The Company expects to complete certain renovations and improvements to bring the Courtyard - Warwick up to latest standards at an estimated cost of $300,000 which will be funded with proceeds from the Offering.

The capitalization rate for the acquisition of the Courtyard - Warwick was approximately 8.3%. The Company calculates the capitalization rate for a real property by dividing the net operating income (“NOI”) of the property by the purchase price of the property, excluding costs. For purposes of this calculation, NOI was based upon the twelve-month period ended January 31, 2016. Additionally, NOI is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

The Company believes that the Courtyard - Warwick is favorably located in Warwick, Rhode Island. The Courtyard - Warwick is subject to competition from similar properties within its market areas, and its economic performance could be affected by changes in local economic conditions.

The Company has established a taxable REIT subsidiary, LVP CY Warwick Holding Corp (“LVP CY Warwick TRS”), which has entered into an operating lease agreement for the Courtyard - Warwick.  LVP CY Warwick TRS also entered into a management agreement with an unrelated third party for the management of the Courtyard - Warwick commencing on March 23, 2016 and a franchise agreement (the “Franchise Agreement”) with Marriott, pursuant to which the Courtyard - Warwick will continue to operate as a “Courtyard by Marriott,” commencing on March 23, 2016 for a term of 15 years.

Item 9.01	Financial Statements and Exhibits.

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.

Date: March 29, 2016	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer

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